EXHIBIT 99.1

Industrial Distribution Group, Inc. Reports Third Quarter 2007 Results

Company's Efforts to Improve Operational Efficiencies Gaining Traction

ATLANTA, Oct. 30, 2007 (PRIME NEWSWIRE) -- Industrial Distribution Group, Inc. (Nasdaq:IDGR) today reported financial results for the third quarter and nine months ended September 30, 2007.

Third quarter 2007 revenues were $134.3 million compared to the $139.0 million reported for the comparable period of 2006. The Company's net earnings for the third quarter of 2007 were $1.3 million or $0.14 per diluted share compared to net earnings of $1.8 million or $0.19 per diluted share for the comparable period of the prior year.

Revenues for the nine months ended September 30, 2007 were $402.0 million compared to $416.3 million for the prior year nine-month period. The Company's net earnings for the 2007 nine-month period were $2.8 million or $0.29 per diluted share compared to net earnings of $4.9 million or $0.50 per diluted share for the comparable period of 2006.

Operating margin for the third quarter was 2.0%, a significant improvement from the second quarter's reported operating margin of 0.4%. Year-to-date, operating income was $6.1 million, which is a $3.2 million decline from the comparable prior year period. Improvements in gross margin were offset by higher selling, general and administrative (SG&A) expenses for the first half of the year as the Company continued to improve and adapt its processes to the new ERP system installed over the past year.

"Our third quarter results are evidence that we are successfully executing on our strategies to improve operational effectiveness," commented Charles A. Lingenfelter, IDG's president and chief executive officer. "We are beginning to realize additional synergies from the organizational realignment we began last year. These efforts along with our cost containment initiatives are driving a positive impact throughout the organization and delivering benefits to the bottom line. Working as one team, we remain focused on gaining momentum in both sales and operational efficiency. We are encouraged by the progress we are making," noted Mr. Lingenfelter.

"During the quarter, we took important steps towards laying the groundwork for sustainable sales growth going forward, especially in our General MROP business where we have experienced challenges and obstacles. Equally as important, we significantly improved cash flow during the third quarter, enabling us to reduce long term debt while strengthening IDG's balance sheet," commented Mr. Lingenfelter.

Revenues from Flexible Procurement Solutions(tm) (FPS), IDG's services-based supply offerings including storeroom management, comprised 61.9% of IDG's total sales for the third quarter of 2007 compared to 60.3% of total sales for the comparable period of 2006. Total third quarter 2007 FPS revenues were lower than the prior year quarter by $0.7 million or 0.8% primarily due to $2.1 million, net of one-time inventory sales reflected in the results for the third quarter of 2006. Comparing ongoing activities unrelated to the one-time 2006 inventory sales, FPS sales for the third quarter 2007 increased $1.4 million or 1.8% compared to the prior year third quarter.

Year-to-date, FPS revenues were $246.1 million, an increase of $1.3 million compared to $244.8 million for the prior year. At September 30, 2007, the Company had 327 FPS sites, including 101 storeroom management arrangements.

Revenues from IDG's General MROP business declined $4.0 million or 7.3% to $51.2 million for the third quarter of 2007. Of the decline, $2.0 million was related to attrition of smaller customers due to the closure of certain facilities, competitive pricing, and a delay in regaining business lost due to service issues encountered with the Company's 2006 IT system conversion. Lower revenues are also attributed to a $1.3 million decline in revenue from customers in the automotive and heavy duty truck manufacturing industries in response to lower production levels at certain customer facilities. In addition, $0.7 million of the variance from prior year results was due to higher recreational vehicle and manufactured housing market revenues during the prior year.

Gross margin for the third quarter of 2007 improved 80 basis points to 23.4% compared to 22.6% for the third quarter of 2006. The increase reflects IDG's improved pricing practices associated with the FPS business as well as the Company's strategic pricing initiatives geared towards the General MROP business. These ongoing initiatives improved gross margin for the year-to-date period by 100 basis points to 22.8% from 21.8% for the prior year.

Selling, general, and administrative expenses increased during the quarter by $0.9 million or 3.2% over the prior year third quarter. Salaries and benefits increased $1.1 million or 5.6%, reflecting increases in storeroom management wages of $0.7 million due to staffing costs associated with storeroom management sites, higher self-insurance costs of $0.4 million, and severance of $0.3 million. These increases were partially offset by a reduction in management compensation related to the lower level of operating performance of the company. The Company also incurred incremental ERP systems costs of $0.4 million for the third quarter of 2007 compared to the prior year. Partially offsetting these increases was a $0.1 million reduction in outbound freight due to lower sales volume.

As previously announced, during the third quarter of 2007, the Company undertook cost containment efforts aimed at better aligning its long-term cost structure with its operating performance. In response to these new initiatives, IDG realized a favorable impact of $0.5 million from reductions in travel and other variable operating costs during the quarter. In addition, as compared to June 30, 2007, the Company reduced non-site personnel costs by $0.2 million. The Company reduced its non-FPS annual operating expenses by approximately $0.8 million. These savings were offset by a $0.2 million increase in FPS personnel costs.

Year-to-date, SG&A expenses increased 5.3% from $81.5 million for the nine months ended September 30, 2006 to $85.8 million for the current year period. The drivers of SG&A expenses for the nine-month period ended September 30, 2007 were similar to those for the third quarter period.

At September 30, 2007, the Company's long-term debt was $13.0 million, a reduction of $11.4 million or 46.7% since December 31, 2006. Cash flow from operations was $11.5 million for the nine months ended September 30, 2007 compared to cash used in operations of $6.7 million for the prior year period. Interest expense for both the quarter and year-to-date periods in 2007 declined from their respective levels in the 2006 periods, reflecting both lower average debt levels and favorable terms of the Company's credit facility.

"As an organization we are focused on exemplary customer service, growing our revenue, and streamlining our operating processes," said Mr. Lingenfelter. "We are also at the early stages of making strategic and fundamental changes to our General MROP sales and product strategy aimed at generating higher sales growth. While it is too early to identify patterns of significant sales improvement, we have made changes resulting in improved fill rates and service levels that have reached historically high levels that we believe will strengthen our competitive position. The actions we've taken over the past two years are delivering sustainable benefits within our organization, for our customers, with our suppliers, and we expect this to continue, thus creating additional value for IDG as a Company," ended Lingenfelter.

Conference Call Information

As previously announced, IDG will host a conference call at 9:00 a.m. EST on October 30, 2007. The conference call is accessible by dialing (800) 497-8785. The conference ID number is 21563609. Please dial-in 10 minutes prior to the call to ensure that management can begin promptly. The conference call will also be available live via webcast at http://www.idglink.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. If you are unable to participate in the live conference call or webcast, a replay of the call will be available on the Internet at http://www.idglink.com, or by calling (800) 642-1687, conference ID number 21563609, following the conference call on Tuesday, October 30, 2007 through 11:59 p.m. EST, Tuesday, November 6, 2007. The conference call will also be archived on IDG's website.

About IDG

Industrial Distribution Group, Inc. (Nasdaq:IDGR) is a nationwide distributor of products and services that creates competitive advantages for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products. Recognized for its broad product offering, the Company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the Company's more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The Company provides virtually any MROP product that its customers may require.

Through its business process outsourcing services, the Company offers an array of value-added MROP services such as Flexible Procurement Solutions(tm) (FPS). These solutions emphasize and utilize IDG's specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG's associates work full time in more than 100 customers' manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.

IDG serves approximately 13,000 active customers, representing a diverse group of large and mid-sized national and international corporations including BorgWarner Inc., Boeing Company, ArvinMeritor Inc., PPG Industries, Kennametal, Inc., Duracell, Ford Motor Company, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The Company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.

Flexible Procurement Solutions(tm)

IDG's Flexible Procurement Solutions (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.

Safe Harbor

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words "looking forward," "believe," "expect," "intend," "estimate," "anticipate," "likely," "project," "may," "will" and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the "Company") warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company's ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production ("MROP") market, the Company's ability to renew profitable contracts, the availability of key personnel for employment by the Company, the Company's reliance upon the expertise of its senior management, the Company's reliance upon its information systems, the interruption of business due to the Company's system consolidation efforts, the uncertainty of customers' demand for products and services offered by the Company, relationships with and dependence upon third-party suppliers and manufacturers, discontinuance of the Company's distribution rights, failure to successfully implement efficiency improvements, and other risks discussed in the Company's Forms 10-K, 10-Q, or 8-K filed with or furnished to the Securities and Exchange Commission. As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. In addition, the conduct of the Company's previously announced comprehensive review of the business and strategic alternatives for the enhancement of value, does not ensure the availability of any strategic alternatives to enhance value, that any specific recommendation will be approved by the Board of Directors, or, that, if a recommendation of the special committee is approved by the Board and pursued by the Company, the specific course undertaken will be successful to enhance value or that any value enhancement that can be realized by investors at any particular point in time. Moreover, the conduct of such a process itself could affect the Company and its near-term operations in any number of ways that cannot be predicted or assessed in advance.

                             INDUSTRIAL DISTRIBUTION GROUP, INC.
                              Consolidated Statements of Income
                              (in thousands, except share data)
                                        (unaudited)

                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                             2007       2006       2007       2006
                          ---------- ---------- ---------- ----------
 Net Sales                $  134,319 $  138,991 $  402,002 $  416,272
 Cost of Sales               102,912    107,633    310,149    325,498
                          ---------- ---------- ---------- ----------
  Gross Profit                31,407     31,358     91,853     90,774
 Selling, General &
  Administrative Expenses     28,773     27,888     85,788     81,499
                          ---------- ---------- ---------- ----------
  Income from Operations       2,634      3,470      6,065      9,275
 Interest Expense, net           344        361      1,289        974
 Other Expense (Income),
  net                              1         (2)       (19)       (23)
                          ---------- ---------- ---------- ----------
 Income Before Income
  Taxes                        2,289      3,111      4,795      8,324
 Provision for Income
  Taxes                          990      1,311      1,975      3,463
                          ---------- ---------- ---------- ----------

 Net Earnings             $    1,299 $    1,800 $    2,820 $    4,861
                          ========== ========== ========== ==========

 Basic earnings per
  common share            $     0.14 $     0.19 $     0.30 $     0.52
                          ========== ========== ========== ==========
 Diluted earnings per
  common share            $     0.14 $     0.19 $     0.29 $     0.50
                          ========== ========== ========== ==========

 Basic weighted average
  shares outstanding       9,351,598  9,452,665  9,357,538  9,408,957
                          ========== ========== ========== ==========
 Diluted weighted
  average shares
  outstanding              9,603,807  9,688,317  9,644,337  9,676,522
                          ========== ========== ========== ==========

                       INDUSTRIAL DISTRIBUTION GROUP, INC.
                     Consolidated Condensed Balance Sheets
                                (in thousands)

 ASSETS
                                September 30, 2007  December 31, 2006
                                   (unaudited)
 Total Current Assets                $146,606           $152,528
 Property and Equipment, net            3,894              4,928
 Intangible and Other Assets,
  net                                   2,367              2,556
                                     --------           --------
 TOTAL ASSETS                        $152,867           $160,012
                                     ========           ========

 LIABILITIES AND SHAREHOLDERS'
  EQUITY

 Total Current Liabilities           $ 59,948           $ 58,885
 Long-Term Debt                        13,000             24,393
 Other Long-Term Liabilities              396                410
                                     --------           --------
 Total Liabilities                     73,344             83,688

 Total Stockholders' Equity            79,523             76,324
                                     --------           --------

 TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY               $152,867           $160,012
                                     ========           ========

CONTACT:  Industrial Distribution Group, Inc.
          Jack P. Healey, Executive Vice President and Chief Financial
           Officer
          (404) 949-2100
          www.idglink.com